Exhibit 99.3
INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Financial Statements	F-2
Unaudited Pro Forma Combined Balance Sheet as of December 31, 2009	F-3
Unaudited Pro Forma Combined Statement of Operations for the Twelve Months Ended December 31, 2009	F-4
Notes to Unaudited Pro Forma Combined Financial Statements	F-5

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
      On April 28, 2010, Baker Hughes completed its acquisition of BJ Services pursuant to a merger agreement dated as of August 30, 2009 pursuant to which BJ Services merged with and into BSA Acquisition LLC, a wholly owned subsidiary of Baker Hughes, with BSA Acquisition LLC surviving the merger. Pursuant to the merger agreement, and following the closing, Baker Hughes issued to BJ Services stockholders 0.40035 shares of Baker Hughes common stock, par value $1.00 per share, and paid $2.69 per share in cash for each share of BJ Services common stock. The merger will be accounted for using the acquisition method of accounting with Baker Hughes identified as the acquirer. Under the acquisition method of accounting, Baker Hughes will record all assets acquired and liabilities assumed at their respective acquisition-date fair values.
Basis of Pro Forma Presentation
     The following unaudited pro forma combined financial statements and related notes combines the historical consolidated balance sheets and results of operations of Baker Hughes and of BJ Services. The pro forma balance sheet gives effect to the merger as if it had occurred on December 31, 2009. The pro forma statements of operations for the fiscal year ended December 31, 2009, give effect to the merger as if the merger had occurred on January 1, 2009. The pro forma statement of operations for fiscal year 2009 was prepared by combining the Baker Hughes historical consolidated statement of operations for the fiscal year ended December 31, 2009 and BJ Services’ historical consolidated statement of operations for the fiscal year ended September 30, 2009.
     The unaudited pro forma combined financial statements reflect the merger consideration transferred. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, as amended, the fair value of equity securities issued as part of the consideration transferred were measured at the market price on April 28, 2010. The total consideration issued and paid in the merger was $6.9 billion, consisting of $0.8 billion paid in cash and $6.1 billion paid through the issuance of 118.0 million shares of Baker Hughes common stock valued at the April 28, 2010 closing share price of $51.24 per share, and through the assumption of the outstanding stock options held by BJ Services employees and directors. Under ASC Topic 805, acquisition-related transaction costs (i.e. advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.
     As of the date of this Form 8-K/A, Baker Hughes has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the BJ Services assets to be acquired and liabilities to be assumed and the related allocations to such items, including goodwill, of the merger consideration. Accordingly, assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. In addition, Baker Hughes has not identified the adjustments, if any, necessary to conform the BJ Services financial records to Baker Hughes’ accounting policies. As a result, actual results will differ from this unaudited pro forma condensed combined financial information once Baker Hughes has completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations, and identified any necessary conforming accounting policy changes for BJ Services. Accordingly, the final allocations of merger consideration and their effects on the results of operations, may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.
     The unaudited pro forma combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Baker Hughes that would have been recorded had the merger been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Baker Hughes may achieve with respect to the combined operations of Baker Hughes and BJ Services. Additionally, the pro forma statements of operations do not include any non-recurring charges or credits and the related tax effects which result directly from the transaction.
     The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Baker Hughes and BJ Services Annual Reports on Form 10-K and the BJ Services Quarterly Report on Form 10-Q for the quarter ended December 31, 2009.

BAKER HUGHES INCORPORATED
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2009
(In millions)

	Baker Hughes	BJ Services	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Current Assets:
Cash and cash equivalents	$1,595	$261	$(473)	a	$1,383
Accounts receivable, net	2,331	822	—		3,153
Inventories, net	1,836	437	—		2,273
Other current assets	463	235	—		698

Total current assets	6,225	1,755	(473)		7,507

Property, plant & equipment, net	3,161	2,346	—		5,507
Goodwill	1,418	978	3,379	b	5,775
Other noncurrent assets	635	80	—		715

Total assets	$11,439	$5,159	$2,906		$19,504

Current Liabilities:
Accounts payable	$821	$365	$—		$1,186
Short-term borrowings	15	11	320	c	346
Other current liabilities	777	337	242	d	1,356

Total current liabilities	1,613	713	562		2,888

Long-term debt	1,785	499	—		2,284
Other long-term liabilities	757	429	—		1,186
Commitments and contingencies
Stockholders’ Equity:
Common stock	312	35	83	e	430
Capital in excess of par	874	1,125	4,861	e	6,860
Retained earnings	6,512	3,706	(3,948)	e	6,270
Accumulated other comprehensive income (loss)	(414)	27	(27)	e	(414)
Treasury stock	—	(1,375)	1,375	e	—

Total stockholders’ equity	7,284	3,518	2,344		13,146

Total liabilities and stockholders’ equity	$11,439	$5,159	$2,906		$19,504

See Notes to Unaudited Pro Forma Combined Financial Statements.

BAKER HUGHES INCORPORATED
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009
(In millions)

	Baker Hughes	BJ Services			Pro Forma		Pro Forma
	Historical	Historical	Reclassifications		Adjustments		Combined
Revenues	$9,664	$4,122	$—		$—		$13,786
Costs and Expenses:
Cost of revenues	7,397	3,524	14	f	—		10,935
Research and engineering	397	66	—		—		463
Marketing, general and administration	1,120	267	4	f	—		1,391
Loss on disposal of assets	—	14	(14	)f	—		—
Pension settlement	—	22	—		—		22
Acquisition-related costs	18	—	5	f	—		23

Total costs and expenses	8,932	3,893	9		—		12,834

Operating income	732	229	(9)		—		952
Gain on investments	4	—	—		—		4
Interest expense	(131)	(27)	—		(1	) g	(159)
Interest and dividend income	6	1	—		(1	) h	6
Other income (expense), net	—	(9)	9	f	—		—

Income (loss) from continuing operations before income taxes	611	194	—		(2)		803
Income taxes	(190)	(28)	—		1	i	(217)

Income (loss) from continuing operations	$421	$166	$—		$(1)		$586

Income (loss) from continuing operations per share:
Basic	$1.36	$0.57					$1.37
Diluted	$1.36	$0.57					$1.36
Weighted average shares:
Basic	310				118	j	428
Diluted	311				119	j	430
See Notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS
Note 1. Merger Consideration and Allocation
     The merger consideration was $6.9 billion based on a Baker Hughes’ share price of $51.24, which was the closing price of our common stock on the NYSE on April 28, 2010.
     The following table summarizes the components of the merger consideration (dollars in millions).

Cash consideration paid upon closing:
294.8 million outstanding BJ Services common shares at $2.69 per share	$793
Share consideration paid upon closing:
294.8 million outstanding BJ Services common shares converted to 118.0 million of Baker Hughes common shares using the ratio of 0.40035 and valued at $51.24 per share	6,048
Fair value of 10.7 million BJ Services stock options assumed by Baker Hughes	56

Merger consideration	$6,897

     In order to fund the cash portion of the merger consideration, Baker Hughes used $473 million of cash on hand and $320 million of financing.
     The estimated goodwill included in the pro forma adjustments is calculated as the difference between the merger consideration transferred and the carrying values assigned to the assets acquired and liabilities assumed. The following table summarizes the estimated goodwill calculation as of December 31, 2009 (in millions):

Current assets	$1,755
Noncurrent assets	2,426

Total assets acquired	4,181
Liabilities assumed	(1,641)

Net assets acquired	2,540
Less: Merger consideration	(6,897)

Estimated goodwill	$4,357

     Baker Hughes has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the BJ Services assets to be acquired and liabilities to be assumed and the related allocations to such items, including goodwill, of the merger consideration. Accordingly, assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. This preliminary allocation of the merger consideration is based upon management’s estimates. These estimates and assumptions are subject to change upon final valuation. The final allocation of consideration may include (1) changes in historical carrying values of property, plant, and equipment, (2) allocations to intangible assets such as trademarks and trade names, in-process research and development, developed technology, including patents and customer related assets, and (3) other changes to assets and liabilities. As a result, actual results may differ once Baker Hughes has completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.
Note 2. Reclassifications and Pro Forma Adjustments
a.	Represents a portion of the cash consideration funded by cash on hand, that was paid by Baker Hughes to the stockholders of BJ Services upon the consummation of the merger.

b.	To record the preliminary valuation of goodwill and to eliminate the historical goodwill of BJ Services (in millions):

Estimated goodwill from merger	$4,357
Elimination of BJ Services historical goodwill	(978)

Total	$3,379

c.	Represents a portion of the cash consideration funded with $320 million in financing, that was paid by Baker Hughes to the stockholders of BJ Services upon the consummation of the merger.

d.	Reflects estimated payments to be made to certain BJ Services employees as a result of pre-existing change of control contractual provisions that became payable at the time the transaction was consummated and estimated transaction costs such as investment banking, legal, accounting, and other professional services, all of which are directly attributable to the transaction. These are non-recurring charges and have been excluded from the pro forma statement of operations.

e.	Reflects the stock consideration issued to the stockholders of BJ Services upon the consummation of the merger and the reversal of BJ Services historical equity balances.

Common stock issued as part of the merger consideration	$118
Elimination of BJ Services historical common stock	(35)

Total adjustment to common stock	$83

Common stock consideration recorded as capital in excess of par	$5,930
Option consideration recorded as capital in excess of par	56
Elimination of BJ Services historical capital in excess of par	(1,125)

Total adjustment to capital in excess of par	$4,861

Retained earnings impact from pro forma adjustments	$(242)
Elimination of BJ Services historical beginning retained earnings	(3,706)

Total adjustment to retained earnings	$(3,948)

Elimination of BJ Services historical accumulated other comprehensive income	$(27)

Elimination of BJ Services historical treasury stock	$1,375

f.	Represents certain reclassifications to conform to the Baker Hughes presentation.

g.	Reflects an increase in interest expense of $1 million resulting from the $320 million financing, assuming an interest rate based upon Baker Hughes’ 2009 average interest rate on commercial paper of 0.187%.

h.	Reflects a reduction in interest income of $1 million resulting from the use of $473 million of cash as merger consideration, assuming an interest rate based upon Baker Hughes’ 2009 average interest rate on cash and short-term investments of 0.232%.

i.	Reflects the incremental income tax provision associated with pro forma adjustments, calculated using statutory rates.

j.	Reflects the issuance of 118.0 million shares of Baker Hughes common stock to BJ Services stockholders and the dilutive impact of BJ Services options outstanding.